                                                                    EXHIBIT 11.1



                   MONARCH DENTAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                  (Dollars in thousands, except per share data)

                                                                      Year Ended December 31,
                                                                      ------------------------
                                                                         2001        2000
                                                                         ----        ----
    Net loss                                                           $ (3,786)   $   (482)
                                                                       ========    ========



    Weighted average common shares outstanding                            2,164       2,146
    Weighted average common equivalent shares outstanding                   -            -
                                                                       --------    --------
    Weighted average common and common equivalent
      shares outstanding                                                  2,164       2,146
                                                                       ========    ========

    NET LOSS PER COMMON SHARE:

    Net loss                                                           $  (1.75)    $ (0.22)
                                                                       ========    ========


    NET LOSS PER SHARE - ASSUMING DILUTION:

    Net loss                                                           $  (1.75)   $  (0.22)
                                                                       ========    ========